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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This Agreement, dated as of December 6, 2002, is between AMF Bowling Worldwide, Inc. ("Company") and George W. Vieth ("Executive") and provides:

Section 1. Employment.

     The Company employs the Executive as its interim President and Chief Executive Officer and the Executive accepts such employment. The Executive will serve and render his services at the direction of, and will report to, the Board of Directors of the Company ("Board"). The Executive resides in Louisville, Kentucky. The Company's headquarters is in Mechanicsville, Virginia. While he is serving as interim President and Chief Executive Officer, the Executive may continue to maintain his primary residence in Louisville, Kentucky, but will travel to the headquarters or such other locations at which the Company conducts operations on Monday morning and depart on Friday afternoon. However, since the nature of his services will require time beyond normal business hours, the Executive and the Company agree to be flexible on the Executive's hours, recognizing that the Executive will work longer than normal business hours and will take personal days as necessary to maintain his family life. To avoid miscommunication on travel or personal days, the Executive will coordinate his schedule with the Chairman of the Board, who will keep the Board advised of the Executive's schedule. The Company will not engage or commence a search for a permanent President and Chief Executive Officer until the earlier of March 6, 2003 or the termination of the Executive's employment pursuant to Section 6 below. The parties agree that commencing a search for a permanent President or Chief Executive Officer will not constitute Good Reason (as defined in Subsection 6(f) or a breach of this agreement by the Company.

Section 2. Term.

     The Executive's employment will begin on December 6, 2002 and will terminate on the earlier of (A) midnight on December 31, 2003 or (B) the date of a sooner termination pursuant to Section 6 ("Term"). The Term may be extended by the written agreement of both parties and the approval by the Board.

Section 3. Compensation and Benefits.

     During the Term, the Executive will receive the following compensation and benefits:

     (a) Salary

     The Company will pay to the Executive a salary ("Base Salary") of $350,000 per year, payable in accordance with the payroll practices of the Company.

     (b) Retention Bonus

     The Company will pay to the Executive a retention bonus of $275,000 on the earlier of (i) March 31, 2003 if he is employed by the Company on such date or
(ii) the date of the termination of the Executive's employment Without Cause or for Good Reason, Death or Disability. The Executive will not receive the retention bonus if during the Term, the Executive resigns without Good Reason during the Term, or the Company terminates his employment for Cause during the Term.

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     (c) Equity Compensation

     Subject to the approval of the Board, the Company will grant to the Executive, as of the date of the approval of the Board, options to purchase 100,000 shares of the common stock of the Company (one option to purchase one share of common stock being referred to as an "Option"). Each Option will have an exercise price of $21.19 per share and, subject to the Executive's continued employment with the Company, will vest on December 6, 2003 or earlier upon (1) his death, (2) his termination for Disability (as defined in Subsection 6(b)),
(3) his termination by the Company without Cause (as defined Subsection 6(c)),
(4) his resignation for Good Reason, or (5) a Change in Control (as defined in Subsection 6(g)). The Options will expire on December 5, 2009. The Options will be subject to the following terms and conditions:

     i. Termination without Cause or for Good Reason, Death or Disability

     If (A) prior to December 31, 2003, either (1) the Company terminates the Executive's employment during the Term without Cause or his employment terminates due to death or Disability, or (2) the Executive terminates his employment during the Term for Good Reason, or (B) Executive remains employed through the end of the Term, he will have the right to return any of the Options to the Company, regardless of the one-year vesting period and will receive payment of $2.00 per Option from the Company. The parties will complete such transaction within 30 days of the date of the termination of employment.

     If (A) the Company terminates the Executive's employment during the Term without Cause or his employment terminates due to death or Disability, (B) the Executive terminates his employment during the Term for Good Reason, or
     (C) the Executive remains employed through the end of the Term, he will have two years from the date of termination in which to exercise any remaining Options, subject to expiration of the Options on December 5, 2009.

     ii. Change in Control

     Thirty (30) days after the consummation of a Change in Control, the Executive will have the right to return any of the Options to the Company in return for a payment of $8.81 per Option; provided this Subsection (ii) will apply only (A) if the Change in Control occurs on or before September 30, 2003 or (B) if a definitive agreement to effect a Change of Control is signed before September 30, 2003 and the Change of Control occurs within nine months of the signing of the definitive agreement.

     iii. Cause or Resignation

     If the Company terminates the Executive's employment due to Cause or the Executive submits his Resignation (as defined in Section 6(e)), any unvested Options will expire as of the date of termination and any unexercised vested Options will expire on the earlier of December 5, 2009 or 90 days after the date of termination.

The Options will have such other terms and conditions as set forth in a stock option agreement and are not inconsistent with this Agreement. These provisions do not apply to options granted to the Executive as a director of the Company.

     (d) Benefits

     During the Term, the Executive may participate in the Company's health insurance, retirement and other benefit plans on the same basis as other executives (but without being subject to any applicable waiting periods); provided that in the event of a conflict between the

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provisions of this Agreement and any benefit plan or practice of the Company, the provisions of this Agreement will govern. In no event, will the Executive be entitled to participate in any other Company benefit plans or to greater or duplicate benefit than the benefit provided herein.

     (e) No Other Compensation

     Except as expressly provided in this Agreement, no other compensation, bonus or other consideration will be due or payable to the Executive for services under this Agreement. While he serves as the interim President and Chief Executive Officer, the Executive will no longer be entitled to fees as a member of the Board or any committee of the Board.

Section 4. Exclusivity.

     During the Term, the Executive will devote his full time to the Company's business, will faithfully serve the Company and will in all respects conform to and comply with the lawful and reasonable directions and instructions of the Board. The Executive will use his best efforts to promote and serve the interests of the Company and will not engage in any other business activity, for profit or otherwise. Any exceptions to the foregoing obligation must be requested in writing from and approved by the Board.

Section 5. Reimbursement for Expenses.

     The Executive may incur reasonable expenses in the discharge of his services under this Agreement, including entertainment and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified from time to time. The Company will reimburse the Executive for reasonable expenses incurred in traveling between his residence in Louisville, Kentucky and the Company's principal office. The Company will reimburse the Executive for other reasonable expenses upon presentation of itemized accounts of expenditures. The Company will also reimburse the Executive for the reasonable costs incurred by him for living quarters in Mechanicsville, Virginia, which will consist of a housing and automobile allowance that will be approved by the Compensation Committee of the Board and subsequently by the Board.

Section 6. Termination and Default.

     (a) Death

     The Executive's employment will automatically terminate upon his death.

     (b) Disability

     If the Executive is unable to perform his duties under this Agreement because of illness, incapacity or physical or mental disability for an aggregate of 21 days (whether or not consecutive) during any 12 month period (a "Disability"), the Executive's employment will terminate on a date specified by the Company in notice to the Executive.

     (c) Cause

     The Company may terminate the Executive's employment at any time with or without Cause. "Cause" will mean that the Executive will have committed a felony; or engaged in conduct that constitutes gross neglect and results in material economic harm to the Company; or engaged in conduct that constitutes willful gross misconduct with respect to the Executive's employment duties; or failed to comply in a material respect with this Agreement, a policy of the Company or a lawful and reasonable instruction or direction of the Board; provided that in each instance, the Board will have determined Cause in good faith and its reasonable judgment and

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will have determined that the basis or facts relating to the Cause resulted in or was likely to have resulted in financial or reputational harm to the Company. The Executive will have 30 days of notice from the Company to remedy any Cause.

     (d) Without Cause

     The Company may terminate the Executive's employment without Cause at any time by giving written notice to him. A termination without Cause will mean a termination by the Company for any reason other than Cause or other than on account of death or Disability. A termination without Cause will be effective immediately upon notice given by the Company to the Executive.

     (e) Resignation

     Except in the case of termination for Good Reason, the Executive may terminate his employment by giving 60 days' written notice of his resignation to the Company (a "Resignation"). A resignation other than for Good Reason will be effective at the end of the 60-day notice period or at the election of the Company, at an earlier date selected by the Company. At its election, resignation will include resignation of the Executive's membership on the Board. The Company will pay to the Executive (without duplication) his Base Salary and continue the benefits under Section 3(d), until the effective date of the resignation.

     (f) Good Reason

     After giving 30 days' prior written notice to the Company, the Executive will have the right to terminate his employment for Good Reason, which means the Company (i) has failed to comply in any material respect with any of the provisions in this Agreement, including any material change in responsibilities or title (excluding any such change for up to 90 days in connection with the appointment of a permanent President and Chief Executive officer) other than a failure that is remedied within 30 days after receipt of notice by the Executive or (ii) has failed to obtain and maintain standard form directors' and officers' liability insurance with responsible carriers and in reasonable amounts.

     (g) Change in Control

     The Executive's employment will automatically terminate upon a Change in Control. "Change in Control" will mean either (A) the occurrence in a single transaction or series of related transactions of a merger, consolidation or reorganization where the beneficial owners of the voting securities of the Company immediately preceding such merger, consolidation or reorganization beneficially own less than 60% of the securities possessing the right to vote to elect directors or to authorize a merger, consolidation or reorganization with respect to the survivor, after giving effect to such merger, consolidation or reorganization or (B) the sale of substantially all of the assets of the Company in a single transaction or a series of transactions ("Asset Sale"); provided that one or a series of transactions relating to the sale transfer or disposition, directly or indirectly, of all or a portion of the Company's Products business and/or International Centers businesses to one or more buyers or investors (but not related to a transaction involving the U.S. Centers business) will not constitute an "Asset Sale".

     (h) Termination Payments

     i. Termination by Company Without Cause or by the Executive for Good Reason

     If the Executive's employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, the Company will pay or provide to him the sum of the following amounts and benefits: (A) only unpaid Base Salary

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     through the date of termination and unreimbursed expenses (collectively,
     "Accrued Obligations"), and (B) for a period of 24 months following termination of employment or until such earlier date as comparable coverage is available to the Executive from any successor employer, medical plan coverage, at the Company's expense, on the same basis as received by the Executive (other than any premium cost sharing) during the Term. The payment described in clause (B) is subject to the execution and delivery by the Executive of a full and complete release of claims against the Company in a form acceptable to the Company.

     ii. Termination due to Death or Disability

     If the Executive's employment is terminated due to the Executive's death or Disability, (A) the Company will pay to the Executive (or to his estate, as applicable) the Accrued Obligations and (B) for a period of 24 months following such death or Disability, the Executive's dependents and, if applicable, the Executive in the event of the Executive's Disability, will be entitled to receive medical plan coverage, at the Company's expense, on the same basis as received by the Executive (other than any premium cost sharing) during the Term.

     iii. Termination for Cause or by the Executive without Good Reason

     If the Company terminates the Executive's employment for Cause or the Executive Resigns without Good Reason, the Company will pay to him only the Accrued Obligations.

     (i) Survival of Operative Sections

     Upon any termination of the Executive's employment, the provisions of Sections 3 and 6(h) through 11 of this Agreement will survive and be effective.

Section 7. Confidential Information, Non-Competition, Non-Solicitation and Property.

     (a) Confidential Information

     The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company that he obtains during his employment and that is not public knowledge or does not become public knowledge (other than as a result of his violation of this Section 7) ("Confidential Information"). The Executive will not communicate, divulge or disseminate any Confidential Information at during or after the Term, except with prior written consent of the Company or as otherwise required by law.

     (b) Non-Competition

     During his employment and a two year period following any termination of employment (the "Restricted Period"), the Executive will not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, independent contractor, provider or personal services or otherwise) any person, corporation, partnership, association or entity that is, or intends to be, engaged in any business that competes with the Business (herein defined) of the Company in any country in which the Company operates, competes or is engaged in the Business or at such time intends so to operate or become engaged in the Business ("Competitor"). "Business" means the business of operating bowling centers or manufacturing, distributing or selling bowling equipment and products.

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     (c) Non-Solicitation

     During the Restricted Period, the Executive will not directly or indirectly
(A) encourage (or solicit or assist any other person or firm in encouraging or soliciting) any person, who was engaged in a business relationship with the Company during the one year period preceding his termination of employment, to engage in a business relationship with a Competitor, or (B) induce any employee of the Company to terminate his or her employment and will not directly or indirectly either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company unless such person will have ceased to be so employed for a period of at least 12 months.

     (d) Property

     At the expiration of the Term, the Executive will return to the Company all property of the Company and all copies of such property in his possession or under his control, including all Confidential Information in whatever media it is maintained.

     (e) Fee

     In consideration of his obligations under this Subsection 7 and subject to the Executive fully and unconditionally releasing the Company and its affiliates and its past and then present officers, directors, employees and agents from any and all claims of any nature whatsoever (other than the obligations of the Company that survive under this Agreement), the Company will pay to the Executive on the termination of his employment for any reason a fee in the amount of $425,000. The Executive agrees that in addition to the remedy set forth in Subsection (f) below, he will (i) repay the fee in full to the Company and (ii) forfeit the benefits provided under Subsections 6 (h) i (B) and 6 (h) ii (B) pertaining to medical plan coverage, if he breaches his obligations under this Subsection in any material respect and fails to cure the breach within 30 days of written notice specifying the nature of the breach. Notwithstanding anything in this Agreement, the parties agree that in case of a termination with Cause during the Term or the voluntary resignation of Executive without Good Reason during the Term, the Company may elect to waive the provisions of Section 7 (b) above and in such event, the Executive will not be bound by the covenant of non competition contained therein and the Company will not be obligated to pay the fee provided in this Section.

     (f) Injunctive Relief

     The Executive agrees that the Restricted Period and his obligations under this Section 7 are fair and reasonable, the result of negotiation and relate to special, unique and extraordinary matters and that a violation of any of them will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, in addition to the forfeiture of the fee as set forth on Subsection 7(e) above, the Executive agrees that the Company will be entitled to an injunction or such other equitable relief as a court may deem necessary or appropriate to restrain him from committing a violation. If a court holds that any restrictions are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

Section 8. Assignment; No Third-Party Beneficiaries

     This Agreement will inure to the benefit of, and be binding on, the successors and assigns of each of the parties. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Any purported assignment will be null and void. The Company may assign this Agreement and its rights hereunder so long as the

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assignee expressly assumes all obligations of the Company and the Company remains fully liable for the performance of such obligations. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement any rights of any nature or kind whatsoever.

Section 9. Arbitration

     Except for the right of the Company to apply to a court of competent jurisdiction for an injunction to enforce the obligations of the Executive under
Section 7, any dispute between the parties under this Agreement will be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in Richmond, Virginia. Arbitration will be conducted by one arbitrator if the parties can agree or by three arbitrators if the parties can not agree on a single arbitrator. All arbitrators will be selected from a panel provided by the American Arbitration Association. The arbitrators will not have the authority to award punitive or consequential damages or attorney's fees. The cost of arbitration will be borne equally. This Agreement will be governed by and construed in accordance with the laws of Virginia applicable to contracts made and performed entirely within Virginia, without regard to its conflict of laws rules.

Section 10. Notices

     Communications under this Agreement will be in writing and delivered by hand or sent by overnight courier or mailed by registered or certified mail, postage prepaid,

          if to the Executive, at 3365 Green Hill Lane, Louisville, KY 40202; or

          if to the Company, at 8100 AMF Drive, Mechanicsville, VA 23111, marked for the attention of the General Counsel;

or at such other address as one party may furnish in writing to the other. Notices will be deemed given; if delivered by hand, on the delivery date; if sent, by overnight courier, on the first business day following the date the notice was sent; and if mailed, on the third business day after the date of mailing.

Section 11. Miscellaneous

     This Agreement constitutes the entire agreement of the parties regarding the Executive's employment and supersedes all prior negotiations, discussions and agreements relating to its subject matter. Any waiver or amendment of this Agreement will be valid only if made in writing and signed by both parties. No waiver will be a waiver for subsequent occurrences unless it specifically states so.

      WITNESS the signatures of the parties as of the date first above written.

                                                AMF BOWLING WORLDWIDE, INC.

                                                By: /s/ Christopher F. Caesar
                                                   ---------------------------
                                                Title:   CFO

                                                EXECUTIVE

                                                /s/ George W. Vieth
                                                ------------------------------
                                                George W. Vieth
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